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Exhibit 99.1

[BlueCross of California LOGO]		NEWS RELEASE
FOR IMMEDIATE RELEASE		July 10, 2001
Media Contact:	Michael Chee (805) 557-6791 (818) 601-6798 Cell

BLUE CROSS OF CALIFORNIA ANNOUNCES
RESTRUCTURED PHYSICIAN QUALITY INITIATIVES
BLUE CROSS' EVOLUTIONARY CHANGE IN PHYSICIAN PAYMENTS ENCOURAGES MEDICAL GROUPS
TO FOCUS ON DELIVERY OF CARE AND PATIENT SATISFACTION.

    THOUSAND OAKS, Calif.- Blue Cross of California, an operating subsidiary of WellPoint (NYSE:WLP), today announced the introduction of a revised Quality Score Card, and with it, an innovative dimension to their relationships with HMO medical groups. The enhanced monitoring process, to be implemented immediately, will reward physician groups for improving the quality of care given to HMO patients using health outcomes and patient satisfaction information from a number of clinical and service categories. Blue Cross of California is responding to marketplace and employer/purchaser demand for HMO physician groups to be held accountable for quality care and patient satisfaction, instead of rewarding practitioners solely on the basis of traditional cost controls and utilization management.

    According to Dr. Jeff Kamil, vice president of medical policy and quality, Blue Cross of California, the restructuring of financial incentives is in response to feedback from both consumers and physicians. "Recent surveys among medical groups in California have shown that physicians who receive rewards for superior performance related to clinical care and patient satisfaction are more satisfied with their work and are better appreciated by their patients."

    Acting upon the feedback of physician partners and with the endorsement of their external Physician Relations Committee, Blue Cross of California has added a new measurement category, Primary Care Physician (PCP) Quality Measurement and Bonus Systems, to its Quality Score Card. The category awards points to physician groups who have an internal process for measuring the quality and clinical performance of each doctor and a system for disbursing award bonuses to those practitioners who score well. The quality measures, which are determined by each medical group, may include such items as patient satisfaction surveys, waiting times for appointments, number of complaints and grievances, peer and staff reviews and patient turnover. In addition, the measurements will also include physician performance in managing chronic diseases such as asthma or hypertension and adherence to screening guidelines for breast and cervical cancer. Blue Cross of California believes it is the first health plan to formally recognize physician groups who use these evaluation tools.

    "We commend Blue Cross of California for this important advance in rewarding delivery of high quality health care and patient service by its physician groups," says Peter Lee, president of Pacific Business Group on Health. "Collecting and reporting data significantly affects performance; we believe the new PCP Measurement category is an important element in promoting physician accountability and member satisfaction."

    Also, under the revised Quality Score Card, more than half of a medical group's score will now be based on patient health outcomes and patient satisfaction:

Category	Description
PCP Quality Measurement & Bonus Systems	Score is based on the medical group's internal quality and clinical performance measurement system and its award disbursement system for individual physicians.
Member Satisfaction Survey	Score is based on member satisfaction with ease of getting care, doctor's communication skills, quality of care and overall satisfaction.
Preventive Health	Score is based on percentage of members who receive preventive health care, including advice to quit smoking, breast and cervical cancer screenings, and appropriate asthma therapy.
Transfers for Quality	Score is based on the number of members who transfer from a physician group due to dissatisfaction with care or poor service.
Grievances & Appeals	Score is based on how often members disagree with a medical decision or have a complaint about the medical care received.

    Dr. Robert Crocker, WellPoint's senior vice president of health care quality assurance and clinical affairs, stated, "This system of measurement is a direct response to our members, employer groups and market demand for more accountability to be focused on their medical care. If our medical groups can be successful in achieving the appropriate health outcome, then cost savings will be an automatic by-product of the process. We know that the best care is that which is given in the right place at the appropriate time. This also happens to be the most cost-effective care."

    "Neither physicians or patients are satisfied with the current focus of cost and utilization controls," says Steve McDermott, CEO of Hill Physicians Medical Group. "With its new Quality Score Card, Blue Cross is working to shift the focus where it belongs—on quality of care and patient satisfaction."

    Blue Cross of California's new Quality Score Card will be implemented continuously as new contracts are renegotiated with each medical group in its HMO network.

    Blue Cross of California, with 5.6 million medical members in the state, is the California operating subsidiary of WellPoint Health Networks Inc., one of the nation's largest publicly traded health care companies. WellPoint serves the health care needs of nearly 9.8 million medical and more than 40 million specialty members nationally. WellPoint offers a broad spectrum of quality network-based health products including open access PPO, POS and hybrid products, HMO and specialty products. Specialty products include pharmacy benefit management, dental, utilization management, vision, mental health, life and disability insurance, long term care insurance, flexible spending accounts, COBRA administration, and Medicare supplements.

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Exhibit 99.1
BLUE CROSS OF CALIFORNIA ANNOUNCES RESTRUCTURED PHYSICIAN QUALITY INITIATIVES